Value
Relations

Consulting Agreement

Between

Platina Energy Group

and

Value Relations GmbH

Value Relations GmbH

Business address: Gartenstraße 46, 60596 Frankfurt/Main, Germany Tel.: +49 (69) 959246 – 0 Fax.: +49 (69) 959246– 20 E-Mail: Info@vrir.de	Registered Office: Frankfurt am Main (Amtsgericht Frankfurt HRB 57043) Managing Director: Christoph Brüning	Account: Frankfurter-Sparkasse 1822 Account: 200252313 Bank Code: 500 502 01 SWIFT: HELADEF1822

Value Relations GmbH   Your Gateway to Europe

IR - Consulting Agreement

between:
Platina Energy Group
14850 Montfort Drive, Suite 131
Dallas, Texas 75254
USA

(the “Company”)

and:

Value Relations GmbH
Gartenstraße 46
60598 Frankfurt/Main
GERMANY

a company duly organized under the laws of the Federal Republic of Germany

(“VR”).

This Agreement dated September 08th, 2008 (the “Agreement”).

It is hereby agreed that,
1.

Services

VR shall act as the Company’s Strategic Investor Relations consultant in Germany / Austria / Switzerland and in that capacity will advise and assist the Company in structuring, scheduling, coordinating and organizing the following services:

1.	Investor relations and Public relations consulting services
2.	Translation, proofreading and distribution of twelve news releases and translation of company website
3.	Integration of all press releases of the company into the German news feed
4.	Supervise and analyze activities in the online community
5.	Toll free Hotline for your investors
6.	SMS-Service update for your investors

2.         Fees and Reimbursable Costs

In exchange for the services rendered under this Agreement, the Company will compensate VR as follows:

(a)
VR shall receive 15.000 EUR for items 1-6. VR shall receive 5.000 series D preferred stock which are due after contract signature. The remaining fee shall be compensated in three quarterly payments each of EUR 5.000 by wire to our account commencing on the first day of month four of the agreement. Payment dates are December 1st 2008, March 1st 2009 and June 1st 2009.

(b)	Also VR shall receive 1.000.000 stock options at 0.25 US Cent – valid for 2 years. Furthermore VR shall receive 1.000.000 stock options at 0.50 US Cent – valid for 2 years.

(c)
All costs associated with the engagement by VR of external advisors – with the prior consent of the Company – including expenses for printing, advertising and other costs related thereto, shall be borne by the Company.

(d)
In addition to the aforementioned fees, the Company shall reimburse VR for all charges and expenses which VR incurs in connection with its fulfillment of this agreement. If, in an individual case, such amounts exceed Euro 1,000 (in words: EUR one thousand), the Company’s consent must be sought in advance and such consent may only be refused for good cause. Reimbursable charges and expenses shall be combined and paid at the end of each month.

3.         Principles of Collaboration

(e)	VR shall be free to offer services pursuant to Section 1 to other companies.

(f)
The Company shall use its best efforts to supply VR with any and all IR-related information in a timely manner, as long as the provision of such information is in accordance with all relevant laws and regulations. The Company obligates itself to obey all applicable laws and requirements of any stock exchanges segment in which its shares are traded.

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4.         Liability

(g)	VR’s liability shall be limited to the event of intention and gross negligence on its part.

(h)
The Company shall indemnify and hold harmless VR from any and all legal actions, loss, claim, liability, damage, injury or expense brought by third parties, arising in connection with this Agreement, provided that they are not based upon intention or gross negligence on the part of VR. The Company shall bear all costs incurred in connection therewith. The obligation to assume responsibility for costs shall not be affected by a termination of this Agreement.

(i)
VR shall not be responsible for the completeness or accuracy of information made available to it within the scope of this Agreement by the Company, or current shareholders or external advisors of the Company.

5.         Information and Confidentiality

(j)	The consulting services and assistance rendered by VR within the scope of this Agreement shall be for the exclusive use of the Company and its external advisors.

(k)	All publicity and press releases issued during the contractual term of this Agreement shall be coordinated in advance with VR.

(l)
All confidential information regarding the Company and its current shareholders which comes into VR’s possession during the course of its activities in connection with this Agreement - and which is designated as such - shall be treated by VR as confidential. VR may not allow third parties access to such information without the express consent of the Company unless such disclosure is required by law or legally proper. The duty to maintain confidentiality does not extend to facts which were already known to VR or are already in the public domain.

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6.         Term and Termination

(m)	This Agreement shall commence September 08th, 2008 (the “Closing Date”) and shall continue until August 31st, 2009 (the “Term”).

(n)
This Agreement may not be terminated by either of the parties before the end of the first six month. Afterwards it can be terminated with thirty days notice. The Termination shall not extinguish any of the parties’ existing or accrued claims.

7.         Miscellaneous

(o)	Upon prior consultation with the Company, VR shall announce its engagement in connection with this Agreement in the usual fashion through media and print notices.

(p)	VR shall not be entitled to make declarations to third parties or otherwise enter into obligations for or in the name of the Company unless the Company has expressly authorized VR to do so.

(q)	Any amendments to this Agreement must be made in writing in order to be deemed valid.

(r)
This Agreement is governed by the laws of the Federal Republic of Germany. Provided it is legally permissible, the exclusive jurisdiction and forum for all disputes arising from or in connection with this Agreement shall be Frankfurt am Main.

(s)
If a provision of this Agreement is or becomes invalid, then the validity of the remaining provisions shall not be affected thereby. The invalid provision shall be replaced with a provision which, to the extent legally permissible, most closely approximates the commercial purpose of the parties.

(t)	If the company is bought out, this contract with VR will be still valid.

(u)	This Agreement shall be executed in two counterparts.

Platina Energy Group	Value Relations GmbH
______________________________ Blair Merriam President and CEO	______________________________ Christoph Brüning Managing Director